EXHIBIT 14.1

             WILLIAMS INDUSTRIES, INCORPORATED
                      CODE OF ETHICS
     APPLICABLE TO EXECUTIVE AND FINANCIAL OFFICERS

Preamble: Because the Board of Directors and management of Williams Industries, Inc. recognize the Company must maintain the highest standards of honest and ethical conduct for the benefit of its present and potential stockholders, customers, creditors, employees and the general public; because the Company has responsibilities for fair and intelligent self-governance; and because the Company has special obligations arising from its status as a corporation whose stock is registered under the Securities Exchange Act of 1934 and listed on the over the counter markets under the symbol "(WMSI.PK)", the Board of Directors has adopted the following Code of Ethics to be followed by the Company's principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. This Code is also applicable to directors and employees of the Company as indicated.

Each person responsible for preparing or approving the release or filing of public communications, reports and documents submitted pursuant to laws adopted by Federal and state governments, or rules, regulations and forms adopted by Federal state and government agencies and/or by national stock exchanges shall perform his or her duties in an honest and ethical manner. Such persons shall use his or her good faith judgment to assure compliance with the applicable rules and regulations, as well as fair, accurate, timely and understandable disclosure in such materials.

The Company's principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions who shall review the materials prior to release, are to assure that, to the best of his or her knowledge, the materials are in compliance with the applicable rules and regulations under which they were prepared. Such persons are also to assure that the materials do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading. Further, such persons are to assure that any financial statements and other financial information contained in the materials fairly present in all material respects the financial condition and results of operations of the Company for the periods reported.

A majority of the Company's independent directors, prior to its execution, must approve any proposed transaction or series of similar transactions to which the Company or any of its subsidiaries is to be a party and which any of the following is also involved: a director; the principal executive officer; the principal financial officer; the principal accounting officer; controller; or any member of the immediate family of any of these persons. This rule is applicable at any time any of these individuals have or appear to have an actual or apparent direct or
indirect material interest.   Any director who is involved in a
particular transaction shall abstain from voting on approval of that transaction. No such transaction shall be approved unless the required majority of directors find, in accordance with each director's individual good faith business judgment, that the transaction is fair to, and in the best interests, of the Company.

The Company shall establish and maintain a Qualified Legal Compliance Committee to which any employee, who in good faith believes that he or she has noted any material violation of or failures to comply with the requirements of this Code, is encouraged to report such incident/belief. The members of such Committee shall consist solely of independent directors, at least one of whom shall be the Chairman of the Company's Audit Committee. The Committee shall establish and maintain procedures by which any employee wishing to make such a report may do so and by which the anonymity of any employee wishing anonymity may reasonably be protected. A majority of the Committee shall determine whether a report is, in their good faith judgment, sufficient to warrant further inquiry, and, if so, shall consult with the principal executive officer, the principal financial officer, or principal accounting officer or controller and such other persons, including independent counsel, as they deem necessary to determine whether appropriate changes in procedure or disclosure are in the Committee's judgment necessary. Final resolution of any disputed recommended actions shall be determined by the full Board of Directors. No employee shall suffer any form of retaliation for reporting a suspected violation of or failure to comply with this Code.

The Company shall employ or retain experienced counsel to advise on matters of compliance with applicable governmental laws, rules and regulations. The principal executive officer shall be responsible for compliance with the Code by others who are the subject of this Code. The Board of Directors shall be responsible for monitoring the chief executive officer's compliance with the Code.

Any willful material breach of this Code shall be grounds for termination for cause.